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Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Third Quarter Fiscal 2024 Results
Company raises fiscal 2024 guidance
Company reaches milestone of 7.5 million members; Announces plans for membership fee increase
Board approves new $1 billion share repurchase program

Third Quarter Fiscal 2024 Highlights
•Comparable club sales increased by 1.5% year-over-year
•Comparable club sales, excluding gasoline sales, increased by 3.8% year-over-year, led by strong traffic
•Digitally enabled comparable sales growth was 30.0%, reflecting two-year stacked comp growth of 47.0%
•Membership fee income increased by 8.4% year-over-year to $115.0 million
•Earnings per diluted share of $1.17 and adjusted earnings per diluted share of $1.18
•The Company opened three new clubs and four new gas stations
Marlborough, Mass. (November 21, 2024) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen weeks and thirty-nine weeks ended November 2, 2024.

“Our third quarter results demonstrate the combination of great value and strong execution. We delivered robust membership growth and hit a milestone of 7.5 million members. Our value proposition continues to resonate in new and existing markets,” said Bob Eddy, Chairman and Chief Executive Officer, BJ’s Wholesale Club. “I want to thank our team members for their commitment to our purpose of ‘taking care of the families who depend on us’. We are excited about our future.”

Key Measures for the Thirteen Weeks Ended November 2, 2024 (Third Quarter of Fiscal 2024) and for the Thirty-nine Weeks Ended November 2, 2024 (First Nine Months of Fiscal 2024):
BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	Thirteen Weeks Ended November 2, 2024	Thirteen Weeks Ended October 28, 2023	% Growth	Thirty-nine Weeks Ended November 2, 2024	Thirty-nine Weeks Ended October 28, 2023	% Growth
Net sales	$4,984,385	$4,818,670	3.4%	$14,883,793	$14,299,132	4.1%
Membership fee income	114,979	106,053	8.4%	339,485	312,273	8.7%
Total revenues	5,099,364	4,924,723	3.5%	15,223,278	14,611,405	4.2%

Operating income	229,383	199,375	15.1%	593,813	586,414	1.3%
Income from continuing operations	155,748	130,467	19.4%	411,755	377,780	9.0%
Adjusted EBITDA (a) (b)	308,292	271,738	13.5%	826,027	791,385	4.4%
Net income	155,748	130,467	19.4%	411,755	377,869	9.0%
EPS (c)	1.17	0.97	20.6%	3.08	2.79	10.4%
Adjusted net income (a) (d)	157,254	135,538	16.0%	416,994	384,688	8.4%
Adjusted EPS (a) (d)	1.18	1.00	18.0%	3.12	2.84	9.9%
Basic weighted-average shares outstanding	132,083	133,069		132,304	133,232
Diluted weighted-average shares outstanding	133,333	134,984		133,764	135,338
(a)See “Note Regarding Non-GAAP Financial Information.”
(b)Adjusted EBITDA for the thirteen and thirty-nine weeks ended October 28, 2023 has been recast to exclude adjustments for pre-opening expenses and non-cash rent expense to conform to the current period definition, and include adjustments for restructuring charges to conform to the current period presentation.
(c)EPS represents net income per diluted share.
(d)Adjusted net income for the thirteen and thirty-nine weeks ended October 28, 2023 has been recast to include adjustments for restructuring charges, and the corresponding tax impact, to conform to the current period presentation.

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Additional Highlights:
•Total comparable club sales increased by 1.5% and 2.0% in the third quarter and first nine months of fiscal 2024, respectively, compared to the same periods in fiscal 2023. Excluding the impact of gasoline sales, comparable club sales increased by 3.8% and 2.3% in the third quarter and first nine months of fiscal 2024, respectively, compared to the same periods in fiscal 2023. The Company estimates that an increase in sales, temporarily driven by a port strike and hurricanes, had a favorable impact of slightly less than one percentage point on its third quarter comparable club sales, excluding gasoline.
•Membership fee income increased to $115.0 million in the third quarter of fiscal 2024 from $106.1 million in the third quarter of fiscal 2023. Membership fee income increased to $339.5 million in the first nine months of fiscal 2024 from $312.3 million in the first nine months of fiscal 2023. The increase in both comparative periods was primarily driven by strength in membership acquisition, retention and higher tier membership penetration across both new and existing clubs.
•The Company announced plans for its first membership fee increase in seven years, effective January 1, 2025. The Club membership fee will increase by $5 to $60 a year. The Club+ membership fee will increase by $10 to $120 a year. The Company also announced a new benefit for new and existing Club+ members, including BJ’s One+ Mastercard® cardholders. Effective January 1, 2025, these members will receive two free same-day deliveries on eligible orders of $50 or more during each annual membership period. Since the last membership fee increase, the Company has transformed its business with a relentless focus on delivering value to members. Today’s announcement allows the Company to invest in an even stronger value proposition for its 7.5 million member base, which continues to grow.
•Gross profit increased to $975.5 million in the third quarter of fiscal 2024 from $902.5 million in the third quarter of fiscal 2023. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, increased by 20 basis points over the same quarter of fiscal 2023, primarily driven by the continued execution of our long-term initiatives and improved cost management. Gross profit increased to $2,815.4 million in the first nine months of fiscal 2024 from $2,679.3 million in the first nine months of fiscal 2023. Merchandise gross margin rate remained flat in the first nine months of fiscal 2024 compared to the first nine months of fiscal 2023.
•Selling, general and administrative expenses ("SG&A") increased to $733.6 million in the third quarter of fiscal 2024 compared to $697.1 million in the third quarter of fiscal 2023. SG&A increased to $2,205.7 million in the first nine months of fiscal 2024 compared to $2,081.4 million in the first nine months of fiscal 2023. The increase in both comparative periods was primarily driven by increased labor and occupancy costs as a result of new club and gas station openings in addition to other investments to drive strategic priorities, such as the restructuring of certain corporate functions, and an increase in accrued incentive compensation. Additionally, an increase in the number of owned clubs has resulted in increased depreciation expense. The increases in SG&A were partially offset by the net impact of legal settlements reached of approximately $20 million during the third quarter of fiscal 2024.
•Income from continuing operations before income taxes increased to $216.8 million in the third quarter of fiscal 2024 compared to $181.4 million in the third quarter of fiscal 2023. Income from continuing operations before income taxes increased to $554.5 million in the first nine months of fiscal 2024 compared to $537.4 million in the first nine months of fiscal 2023.
•Income tax expense increased to $61.0 million in the third quarter of fiscal 2024 compared to $50.9 million in the third quarter of fiscal 2023. The increase in income tax expense is primarily driven by an increase in income from continuing operations before taxes compared to the prior year period. Income tax expense decreased to $142.8 million in the first nine months of fiscal 2024 compared to $159.7 million in the first nine months of fiscal 2023. The decrease in income tax expense is primarily driven by higher tax benefits from stock-based compensation, partially offset by an increase in income from continuing operations before income taxes.
•Net income increased to $155.7 million in the third quarter of fiscal 2024 compared to $130.5 million in the third quarter of fiscal 2023. Net income increased to $411.8 million in the first nine months of fiscal 2024 compared to $377.9 million in the first nine months of fiscal 2023.

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•Adjusted EBITDA increased by 13.5% to $308.3 million in the third quarter of fiscal 2024 compared to $271.7 million in the third quarter of fiscal 2023. Adjusted EBITDA increased by 4.4% to $826.0 million in the first nine months of fiscal 2024 compared to $791.4 million in the first nine months of fiscal 2023.
•Under its existing share repurchase program, the Company repurchased 679,499 shares of common stock, totaling $58.2 million, inclusive of associated costs, in the third quarter of fiscal 2024. In the first nine months of fiscal 2024, the Company repurchased 1,536,591 shares of common stock, totaling $129.3 million, inclusive of associated costs, under such program ($61.0 million remained available to purchase). This existing share repurchase program expires in January 2025. On November 18, 2024, the Company’s Board of Directors approved a new share repurchase program. The authorization allows the Company to repurchase up to $1.0 billion of its outstanding common stock and will expire in January 2029. This authority may be exercised from time to time and in such amounts as market conditions warrant. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate requirements, market conditions, and other corporate liquidity requirements and priorities.
•On November 4, 2024, the Company amended its senior secured first lien term loan. The interest rate was reduced from the Secured Overnight Financing Rate (“SOFR”) plus 200 basis points per annum to SOFR plus 175 basis points per annum.
Fiscal 2024 Ending February 1, 2025 Outlook

“As we look ahead, we remain confident in our ability to drive long-term growth and shareholder value led by our continued focus on our strategic priorities,” said Laura Felice, Executive Vice President, Chief Financial Officer, BJ's Wholesale Club. “We expect fourth quarter fiscal 2024 comparable club sales, excluding the impact of gasoline sales, to increase 2.5% to 3.0% year-over-year, bringing the full year fiscal 2024 growth to between 2.3% and 2.4%. We continue to expect fiscal 2024 merchandise gross margins to remain approximately flat year-over-year. Finally, we expect fourth quarter fiscal 2024 adjusted EPS to range from $0.78 to $0.88, bringing the full year fiscal 2024 range to $3.90 to $4.00.”

On August 22, 2024, the Company previously guided to fiscal 2024 comparable club sales, excluding the impact of gasoline sales, at the high end of a 1% to 2% year-over-year growth range; fiscal 2024 merchandise gross margins to be approximately flat year-over-year; and fiscal 2024 adjusted EPS potentially toward the low end of a $3.75 to $4.00 range.
Conference Call Details
A conference call to discuss the third quarter of fiscal 2024 financial results is scheduled for today, November 21, 2024, at 8:30 A.M. Eastern Time. The live audio webcast of the call can be accessed under the “Events & Presentations” section of the Company’s investor relations website at https://investors.bjs.com and will remain available for one year. Participants may also dial (833) 470-1428 within the U.S. or +1 (929) 526-1599 outside the U.S. and reference conference ID 850455.
About BJ’s Wholesale Club Holdings, Inc.
BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs focused on delivering significant value to its members and serving a shared purpose: “We take care of the families who depend on us.” The Company provides a wide assortment of fresh foods, produce, a full-service deli, fresh bakery, household essentials and gas. In addition, BJ’s offers the latest technology, home decor, apparel, seasonal items and more to deliver unbeatable value to smart-saving families. Headquartered in Marlborough, Massachusetts, the Company pioneered the warehouse club model in New England in 1984 and currently operates 247 clubs and 182 BJ's Gas® locations in 20 states. For more information, please visit us at www.bjs.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our future results of operations and financial position; our anticipated fiscal 2024 outlook; our proposed membership fee increases; the timing and amounts of any share repurchases under our current and newly authorized share repurchase programs; and our strategic priorities and future progress, as well as statements that include the words “expect,” “intend,” “plan,” “confident,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially

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different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, including, without limitation, as a result of disruptions and instability in the banking and financial services industries or as a result of wars and global political conflicts, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including volatility in inflation or interest rates, supply chain disruptions, construction delays and exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant omnichannel experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; our ability to grow our BJ's One Mastercard® program; and other important factors discussed under the caption “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 18, 2024, and subsequent filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended November 2, 2024	Thirteen Weeks Ended October 28, 2023	Thirty-nine Weeks Ended November 2, 2024	Thirty-nine Weeks Ended October 28, 2023
Net sales	$4,984,385	$4,818,670	$14,883,793	$14,299,132
Membership fee income	114,979	106,053	339,485	312,273
Total revenues	5,099,364	4,924,723	15,223,278	14,611,405
Cost of sales	4,123,888	4,022,243	12,407,836	11,932,120
Selling, general and administrative expenses	733,580	697,104	2,205,674	2,081,392
Pre-opening expenses	12,513	6,001	15,955	11,479
Operating income	229,383	199,375	593,813	586,414
Interest expense, net	12,593	18,004	39,299	48,968
Income from continuing operations before income taxes	216,790	181,371	554,514	537,446
Provision for income taxes	61,042	50,904	142,759	159,666
Income from continuing operations	155,748	130,467	411,755	377,780
Income from discontinued operations, net of income taxes	—	—	—	89
Net income	$155,748	$130,467	$411,755	$377,869
Income per share attributable to common stockholders—basic:
Income from continuing operations	$1.18	$0.98	$3.11	$2.84
Income from discontinued operations	—	—	—	—
Net income	$1.18	$0.98	$3.11	$2.84
Income per share attributable to common stockholders—diluted:
Income from continuing operations	$1.17	$0.97	$3.08	$2.79
Income from discontinued operations	—	—	—	—
Net income	$1.17	$0.97	$3.08	$2.79
Weighted-average number of shares outstanding:
Basic	132,083	133,069	132,304	133,232
Diluted	133,333	134,984	133,764	135,338

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	November 2, 2024	October 28, 2023
ASSETS
Current assets:
Cash and cash equivalents	$33,873	$33,551
Accounts receivable, net	266,718	224,505
Merchandise inventories	1,720,011	1,661,852
Prepaid expense and other current assets	76,491	80,550
Total current assets	2,097,093	2,000,458

Operating lease right-of-use assets, net	2,114,592	2,174,706
Property and equipment, net	1,832,397	1,495,912
Goodwill	1,008,816	1,008,816
Intangibles, net	102,739	109,600
Deferred income taxes	5,010	7,429
Other assets	55,575	40,323
Total assets	$7,216,222	$6,837,244

LIABILITIES
Current liabilities:
Short-term debt	$245,000	$434,000
Current portion of operating lease liabilities	163,292	180,490
Accounts payable	1,420,425	1,318,959
Accrued expenses and other current liabilities	913,307	805,607
Total current liabilities	2,742,024	2,739,056

Long-term operating lease liabilities	2,024,689	2,084,744
Long-term debt	398,663	398,355
Deferred income taxes	65,531	65,104
Other non-current liabilities	223,144	196,289

STOCKHOLDERS' EQUITY	1,762,171	1,353,696
Total liabilities and stockholders' equity	$7,216,222	$6,837,244

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirty-nine Weeks Ended November 2, 2024	Thirty-nine Weeks Ended October 28, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$411,755	$377,869
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	194,238	166,421
Amortization of debt issuance costs and accretion of original issue discount	830	900
Debt extinguishment charges	—	1,830
Stock-based compensation expense	29,640	29,011
Deferred income tax provision	(10,181)	12,149
Changes in operating leases and other non-cash items	10,803	3,684
Increase (decrease) in cash due to changes in:
Accounts receivable, net	(41,021)	15,205
Merchandise inventories	(265,189)	(283,301)
Accounts payable	237,144	123,262
Accrued expenses and other current liabilities	81,546	29,916
Other operating assets and liabilities, net	(20,610)	(32,415)
Net cash provided by operating activities	628,955	444,531
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale-leaseback transactions	(427,553)	(335,641)
Net cash used in investing activities	(427,553)	(335,641)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	—	305,041
Payments on long-term debt	—	(355,041)
Proceeds from revolving lines of credit	605,000	564,000
Payments on revolving lines of credit	(679,000)	(535,000)
Debt issuance costs paid	—	(1,722)
Net cash received from stock option exercises	15,465	2,369
Net cash received from Employee Stock Purchase Program	3,411	3,255
Acquisition of treasury stock	(158,041)	(101,819)
Proceeds from financing obligations	14,917	11,691
Other financing activities	(5,330)	(2,028)
Net cash used in financing activities	(203,578)	(109,254)
Net decrease in cash and cash equivalents	(2,176)	(364)
Cash and cash equivalents at beginning of period	36,049	33,915
Cash and cash equivalents at end of period	$33,873	$33,551

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Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share (“adjusted EPS”), adjusted EBITDA, adjusted free cash flow, net debt, net debt to last twelve months (“LTM”) adjusted EBITDA, and comparable club sales.
We define adjusted net income as net income as reported, adjusted for non-recurring, infrequent, or unusual changes, including restructuring charges, and other adjustments that the Company believes appropriate, net of the tax impact of such adjustments. Prior period adjusted net income presentations have been or will be recast to include the impact of restructuring charges.
We define adjusted EPS as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense, restructuring and other adjustments. Prior period adjusted EBITDA presentations have been or will be recast to exclude pre-opening expenses and non-cash rent expense, and include the impact of restructuring charges.
We define adjusted free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale-leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted EPS and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
We believe that adjusted net income, adjusted EPS and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted EPS and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA and adjusted EPS in connection with establishing annual and long-term incentive compensation.
We present adjusted free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Adjusted free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted EPS, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted EPS, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM

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adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

We believe comparable club sales is an important driver of our profitability. Comparable club sales, a key performance indicator, also known as same-store sales in the retail industry, includes all clubs that were open for at least 13 months at the beginning of the period and were in operation during the entirety of both periods being compared, including relocated clubs and expansions. Comparable club sales allow us to evaluate how our club base is performing by measuring the change in period-over-period net sales in clubs that have been open for the applicable period.

Various factors affect comparable club sales, including customer preferences and trends, product sourcing, promotional offerings and pricing, shopping frequency from new and existing members and the amount they spend on each visit, weather and holiday shopping period timing and length. Sales comparisons can be influenced by certain factors that are beyond our control such as changes in the cost of gasoline and macro-economic factors such as inflation. The higher comparable club sales, the more we can leverage certain of our selling, general and administrative expenses, reducing them as a percentage of sales and enhancing profitability.
In reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including of its projected range for adjusted EPS for Fiscal 2024 to net income per diluted share, which is the most directly comparable GAAP measure, under "Fiscal 2024 Ending February 1, 2025" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items or there are no meaningful adjustments to be presented in the reconciliation and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income per diluted share, if any. This includes items that have not yet occurred, are out of the Company's control, cannot be reasonably predicted and/or for which there would not be any meaningful adjustment or difference. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The information under "Fiscal 2024 Ending February 1, 2025" above, including expectations about adjusted EPS reflects management’s view of current and future market conditions. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the expectations set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the expectations set forth above.

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Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted EPS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended November 2, 2024	Thirteen Weeks Ended October 28, 2023	Thirty-nine Weeks Ended November 2, 2024	Thirty-nine Weeks Ended October 28, 2023
Net income as reported	$155,748	$130,467	$411,755	$377,869
Adjustments:
Charges related to debt (a)	—	1,830	—	1,830
Restructuring (b)	2,091	5,213	7,276	8,427
Other adjustments (c)	—	—	—	(786)
Tax impact of adjustments to net income (d)	(585)	(1,972)	(2,037)	(2,652)
Adjusted net income (e)	$157,254	$135,538	$416,994	$384,688

Weighted-average diluted shares outstanding	133,333	134,984	133,764	135,338
Adjusted EPS (e) (f)	$1.18	$1.00	$3.12	$2.84
(a)Represents the expensing of fees and deferred fees and original issue discount associated with the amendment of the senior secured first lien term loan in fiscal 2023.
(b)Represents charges related to the restructuring of certain corporate functions including costs for severance, retention, outplacement, consulting fees, and other third-party fees.
(c)Other non-cash items related to the reclassification into earnings of accumulated other comprehensive income / loss associated with the de-designation of hedge accounting and other adjustments.
(d)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(e)Adjusted net income for the thirteen and thirty-nine weeks ended October 28, 2023 has been recast to include adjustments for restructuring charges, and the corresponding tax impact, to conform to the current period presentation.
(f)Adjusted EPS is measured using weighted-average diluted shares outstanding.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Thirteen Weeks Ended November 2, 2024	Thirteen Weeks Ended October 28, 2023	Thirty-nine Weeks Ended November 2, 2024	Thirty-nine Weeks Ended October 28, 2023
Income from continuing operations	$155,748	$130,467	$411,755	$377,780
Interest expense, net	12,593	18,004	39,299	48,968
Provision for income taxes	61,042	50,904	142,759	159,666
Depreciation and amortization	65,679	57,406	194,238	166,421
Stock-based compensation expense	10,714	9,380	29,640	29,011
Restructuring (a)	2,091	5,213	7,276	8,427
Other adjustments (b)	425	364	1,060	1,112
Adjusted EBITDA (c)	$308,292	$271,738	$826,027	$791,385
(a)Represents charges related to the restructuring of certain corporate functions including costs for severance, retention, outplacement, consulting fees, and other third-party fees. Adjusted EBITDA for the thirteen and thirty-nine weeks ended October 28, 2023 has been recast to include adjustments for restructuring charges to conform to the current period presentation.
(b)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.
(c)Adjusted EBITDA for the thirteen and thirty-nine weeks ended October 28, 2023 has been recast to exclude adjustments for pre-opening expenses and non-cash rent expense to conform to the current period definition.

.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted Free Cash Flow
(Amounts in thousands)
(Unaudited)

	Thirteen Weeks Ended November 2, 2024	Thirteen Weeks Ended October 28, 2023	Thirty-nine Weeks Ended November 2, 2024	Thirty-nine Weeks Ended October 28, 2023
Net cash provided by operating activities	$206,757	$175,031	$628,955	$444,531
Less: Additions to property and equipment, net of disposals	(187,933)	(133,711)	(427,553)	(347,951)
Plus: Proceeds from sale-leaseback transactions	—	6,322	—	12,310
Adjusted free cash flow	$18,824	$47,642	$201,402	$108,890
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

November 2, 2024
Total debt	$643,663
Less: Cash and cash equivalents	33,873
Net debt	$609,790

Income from continuing operations	$557,627
Interest expense, net	54,858
Provision for income taxes	195,333
Depreciation and amortization	255,513
Stock-based compensation expense	39,650
Restructuring	12,789
Other adjustments	1,001
Adjusted EBITDA (a)	$1,116,771

Net debt to LTM adjusted EBITDA	0.5x

(a)    See descriptions of adjustments in the “Reconciliation to Adjusted EBITDA (unaudited)” table above.

Investor Contact:
Catherine Park
Vice President, Investor Relations
cpark@bjs.com
774-512-6744
Media Contact:
Kirk Saville
Head of Corporate Communications
ksaville@bjs.com
774-512-5597